Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8) of IKON Office Solutions, Inc. pertaining to the IKON Office Solutions, Inc. Retirement Savings Plan of our report dated October 25, 1999 (except for
Note 17, as to which the date is November 24, 1999 and the fifth paragraph of note 4, as to which the date is December 9, 1999), with respect to the consolidated financial statements of IKON Office Solutions, Inc. for the year ended September 30, 1999 included in its Form 8-K dated July 31, 2002, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP


Philadelphia, Pennsylvania
September 6, 2002